Exhibit 99

FOR IMMEDIATE RELEASE
September 26, 2023

Cintas Corporation Announces
Fiscal 2024 First Quarter Results

CINCINNATI, September 26, 2023 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2024 first quarter ended August 31, 2023. Revenue for the first quarter of fiscal 2024 was $2.34 billion compared to $2.17 billion in last year’s first quarter, an increase of 8.1%. The organic revenue growth rate for the first quarter of fiscal 2024, which adjusts for the impacts of acquisitions and foreign currency exchange rate fluctuations, was also 8.1%.

Gross margin for the first quarter of fiscal 2024 was $1.14 billion compared to $1.03 billion in last year’s first quarter, an increase of 11.0%. Gross margin as a percentage of revenue was 48.7% for the first quarter of fiscal 2024 compared to 47.5% in last year's first quarter, an increase of 120 basis points. Energy expenses comprised of gasoline, natural gas and electricity were 50 basis points lower for the first quarter of fiscal 2024 compared to last year's first quarter.

Operating income for the first quarter of fiscal 2024 increased 13.7% to $500.6 million compared to $440.1 million in last year's first quarter. Operating income as a percentage of revenue was 21.4% in the first quarter of fiscal 2024 compared to 20.3% in last year's first quarter.

Net income was $385.1 million for the first quarter of fiscal 2024 compared to $351.7 million in last year's first quarter. The first quarter of fiscal 2024 effective tax rate was 19.2% compared to 14.8% in last year's first quarter. The tax rates in both quarters were impacted by certain discrete items, primarily the tax accounting impact for stock-based compensation. First quarter of fiscal 2024 diluted earnings per share (EPS) was $3.70 compared to $3.39 in last year's first quarter.

On September 15, 2023, Cintas paid an aggregate quarterly cash dividend of $138.3 million to shareholders, an increase of 17.8% from the amount paid last September.

Todd M. Schneider, Cintas' President and Chief Executive Officer, stated, "We are pleased with our first quarter fiscal 2024 financial results. Our operating segments continue to execute at a high level, leading to robust volume growth and a record high operating margin of 21.4%. These financial results are the product of the exceptional dedication of our employee-partners in helping businesses across North America stay focused on the work that matters most through innovative products and services. I look forward to another successful fiscal year."

Mr. Schneider concluded, "We are increasing our full fiscal year financial guidance. We are raising our annual revenue expectations from a range of $9.35 billion to $9.50 billion to a range of $9.40 billion to $9.52 billion and our diluted EPS from a range of $13.85 to $14.35 to a range of $14.00 to $14.45." Please note the following regarding guidance:
•Fiscal year 2024 interest expense is expected to be approximately $98.0 million compared to $109.5 million in fiscal year 2023, predominately as a result of lower variable rate debt. This may change as a result of future share buybacks or acquisition activity.
•Fiscal year 2024 effective tax rate is expected to be 21.3% compared to a rate of 20.4% in fiscal year 2023. The higher effective tax rate negatively impacts fiscal 2024 diluted EPS guidance by approximately $0.16 and diluted EPS growth by approximately 120 basis points.
•Our diluted EPS guidance includes no future share buybacks.
•Guidance includes the impact of having one more workday in fiscal year 2024 compared to fiscal year 2023.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2024 first quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; inflationary pressures and fluctuations in costs of materials and labor, including increased medical costs; interest rate volatility; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; our ability to meet our goals relating to environmental, social and governance (ESG) opportunities, improvements and efficiencies; the cost, results and ongoing assessment of internal controls for financial reporting; the effect of new accounting pronouncements; disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including global health pandemics such as the COVID-19 coronavirus; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made, except otherwise as required by law. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2023, and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:

J. Michael Hansen, Executive Vice President and Chief Financial Officer - 513-972-2079
Jared Mattingley, Vice President - Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2023	August 31, 2022	% Change
Revenue:
Uniform rental and facility services	$1,826,825	$1,697,772	7.6%
Other	515,505	468,682	10.0%
Total revenue	2,342,330	2,166,454	8.1%

Costs and expenses:
Cost of uniform rental and facility services	947,583	890,766	6.4%
Cost of other	253,176	247,576	2.3%
Selling and administrative expenses	641,015	587,992	9.0%

Operating income	500,556	440,120	13.7%

Interest income	(422)	(155)	172.3%
Interest expense	24,544	27,720	(11.5)%

Income before income taxes	476,434	412,555	15.5%
Income taxes	91,349	60,866	50.1%
Net income	$385,085	$351,689	9.5%

Basic earnings per share	$3.76	$3.45	9.0%

Diluted earnings per share	$3.70	$3.39	9.1%

Basic weighted average common shares outstanding	101,895	101,428
Diluted weighted average common shares outstanding	103,572	103,337

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended
	August 31, 2023	August 31, 2022

Uniform rental and facility services gross margin	48.1%	47.5%
Other gross margin	50.9%	47.2%
Total gross margin	48.7%	47.5%
Net income margin	16.4%	16.2%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides the additional non-GAAP financial measure of cash flow. The Company believes that this non-GAAP financial measure is appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is shown in the table below.

Computation of Free Cash Flow

	Three Months Ended
(In thousands)	August 31, 2023	August 31, 2022

Net cash provided by operations	$336,945	$298,156
Capital expenditures	(106,697)	(70,016)
Free cash flow	$230,248	$228,140

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended August 31, 2023
Revenue	$1,826,825	$260,693	$254,812	$—	$2,342,330
Gross margin	$879,242	$145,776	$116,553	$—	$1,141,571
Selling and administrative expenses	$472,713	$86,196	$82,106	$—	$641,015
Interest income	$—	$—	$—	$(422)	$(422)
Interest expense	$—	$—	$—	$24,544	$24,544
Income (loss) before income taxes	$406,529	$59,580	$34,447	$(24,122)	$476,434

For the three months ended August 31, 2022
Revenue	$1,697,772	$234,161	$234,521	$—	$2,166,454
Gross margin	$807,006	$116,137	$104,969	$—	$1,028,112
Selling and administrative expenses	$442,235	$75,291	$70,466	$—	$587,992
Interest income	$—	$—	$—	$(155)	$(155)
Interest expense	$—	$—	$—	$27,720	$27,720
Income (loss) before income taxes	$364,771	$40,846	$34,503	$(27,565)	$412,555

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except per share data)

	August 31, 2023	May 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,126	$124,149
Accounts receivable, net	1,197,342	1,152,993
Inventories, net	498,354	506,604
Uniforms and other rental items in service	1,021,515	1,011,918
Prepaid expenses and other current assets	182,191	142,795
Total current assets	2,987,528	2,938,459

Property and equipment, net	1,439,266	1,396,476

Investments	266,930	247,191
Goodwill	3,104,955	3,056,201
Service contracts, net	340,266	346,574
Operating lease right-of-use assets, net	181,677	178,464
Other assets, net	399,059	382,991
	$8,719,681	$8,546,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$314,743	$302,292
Accrued compensation and related liabilities	116,892	239,086
Accrued liabilities	592,370	632,504
Income taxes, current	101,031	12,470
Operating lease liabilities, current	43,803	43,710
Total current liabilities	1,168,839	1,230,062

Long-term liabilities:
Debt due after one year	2,477,093	2,486,405
Deferred income taxes	499,935	498,356
Operating lease liabilities	141,459	138,278
Accrued liabilities	354,720	329,269
Total long-term liabilities	3,473,207	3,452,308

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 425,000,000 shares authorized FY 2024: 192,657,768 issued and 101,927,462 outstanding FY 2023: 192,198,938 issued and 101,732,148 outstanding	2,121,475	2,031,542
Retained earnings	9,844,128	9,597,315
Treasury stock: FY 2024: 90,730,306 shares FY 2023: 90,466,790 shares	(7,975,137)	(7,842,649)
Accumulated other comprehensive income	87,169	77,778
Total shareholders’ equity	4,077,635	3,863,986
	$8,719,681	$8,546,356

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2023	August 31, 2022
Cash flows from operating activities:
Net income	$385,085	$351,689

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	67,613	63,057
Amortization of intangible assets and capitalized contract costs	39,199	36,989
Stock-based compensation	30,242	26,282
Deferred income taxes	(1,367)	14,829
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(43,892)	(79,397)
Inventories, net	8,541	(2,476)
Uniforms and other rental items in service	(7,414)	(39,327)
Prepaid expenses and other current assets and capitalized contract costs	(66,791)	(63,641)
Accounts payable	12,443	41,681
Accrued compensation and related liabilities	(124,408)	(59,957)
Accrued liabilities and other	(48,952)	(49,105)
Income taxes, current	86,646	57,532
Net cash provided by operating activities	336,945	298,156

Cash flows from investing activities:
Capital expenditures	(106,697)	(70,016)
Purchases of investments	(6,525)	(5,930)
Acquisitions of businesses, net of cash acquired	(55,651)	(7,060)
Other, net	(963)	(3,589)
Net cash used in investing activities	(169,836)	(86,595)

Cash flows from financing activities:
Issuance of commercial paper, net	—	196,000
Repayment of debt	(10,000)	—
Proceeds from exercise of stock-based compensation awards	479	1,047
Dividends paid	(117,565)	(97,655)
Repurchase of common stock	(73,276)	(320,334)
Other, net	(2,013)	(5,257)
Net cash used in financing activities	(202,375)	(226,199)

Effect of exchange rate changes on cash and cash equivalents	(757)	(1,275)

Net decrease in cash and cash equivalents	(36,023)	(15,913)
Cash and cash equivalents at beginning of period	124,149	90,471
Cash and cash equivalents at end of period	$88,126	$74,558